INTERNATIONAL SPEEDWAY CORPORATION 1801 West International Speedway Boulevard Daytona Beach, Florida 32114

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of International Speedway Corporation:

The Annual Meeting of the Shareholders of International Speedway Corporation will be held at
DAYTONA USA, 1801 West International Speedway Boulevard, Daytona Beach, FL 32114 on
Tuesday, the 9th day of April, 2002, commencing at 9:30 A.M., for the following purposes:

(a)        To elect six (6) Directors of the Corporation.

(b)        To transact such other business as may properly come before the meeting.

ALL Shareholders of record as of January 31, 2002, will be entitled to vote, either in person or by proxy.
Due to logistical considerations, please be present by 9:15 A.M. Shareholder registration tables will open at 9:00 A.M.

March 1, 2002	By Order of the Board of Directors W. Garrett Crotty Vice President, Secretary and General Counsel

INTERNATIONAL SPEEDWAY CORPORATION 1801 West International Speedway Boulevard Daytona Beach, Florida 32114

INFORMATION STATEMENT

Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
and Regulation 14C and Schedule 14C thereunder

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND A PROXY

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is first being mailed on or about March 1, 2002 to holders of record on January 31, 2002 (the “Record Date”) of shares of all classes of the common stock of International Speedway Corporation, a Florida corporation.  This Information Statement relates to an Annual Meeting of Shareholders and the only matters to be acted upon at the meeting are

(a) election of directors, and
(b) approval of accountants.

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder.

TABLE OF CONTENTS

DATE, TIME AND PLACE INFORMATION…………………………………….. 1

VOTING SECURITIES AND PRINCIPAL HOLDERS. …………………………..1

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS. ……………………..3

Certain Relationships and Related Transactions. ……………………………………4

Section 16(a) Beneficial Ownership Reporting Compliance. ……………………….6

Director Meetings and Committees. …………………………………………………6

Report of the Audit Committee. ……………………………………………………..6

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS. …………...6

Director Compensation.. ……………………………………………………………..6

Committee Report on Executive Officer Compensation.. ……………………………7

Executive Compensation.. ……………………………………………………………9

Performance Graph.. ………………………………………………………………….9

INDEPENDENT PUBLIC ACCOUNTANTS. …………………………………….12

VOTING PROCEDURE.. …………………………………………………………..12

Dissenters’ Right of Appraisal. ……………………………………………………..12

AVAILABLE INFORMATION.. …………………………………………………..12

Appendix.. …………………………………………………………………………..13

International Speedway Corporation Audit Committee Charter.. …………………..13

DATE, TIME AND PLACE INFORMATION

Our Annual Meeting of Shareholders will be held on Tuesday, April 9, 2002 commencing at 9:30 A.M. at DAYTONA USA, 1801 West International Speedway Boulevard, Daytona Beach, Florida, 32114.

DUE TO LOGISTICAL CONSIDERATIONS, PLEASE BE PRESENT BY 9:15 A.M.

Shareholder registration tables will open at 9:00 A.M. The mailing address of our principal executive offices is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

VOTING SECURITIES AND PRINCIPAL HOLDERS

This Information Statement is being mailed on or about March 1, 2002 to all of our shareholders of record as of the Record Date.  The Record Date for the Annual Meeting is January 31, 2002.  As of the Record Date, we had 24,605,829 shares of class A common stock and 28,540,492 shares of class B common stock issued and outstanding.  Each share of the class A common stock is entitled to one-fifth of one vote on matters submitted to shareholder approval or a vote of shareholders.  Each share of the class B common stock is entitled to one vote on matters submitted to shareholder approval or a vote of shareholders.

The following table sets forth information regarding the beneficial ownership of our class A common stock and our class B common stock as of the Record Date by:

·         all persons known to us who beneficially own 5% or more of either our class A common stock or our class B common stock;

·         our chief executive officer and each of our other four most highly compensated executive officers in Fiscal 2001;

·         each of our directors and nominees for director; and

·         all of our directors, nominees and executive officers as a group.

As described in the notes to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.  Note:  This table does not reflect the sale subsequent to the Record Date of 2,875,000 Class A Shares by Penske Performance, Inc.

	Number of Shares of Common Stock Beneficially Owned (2)			Percentage of Common Stock Beneficially Owned			Percentage of Combined Voting Power of All Classes of Common Stock

Name of Beneficial Owner (1)	Class A	Class B	Total	Class A	Class B	Total

France Family Group (3)	62,301	21,164,831	21,227,132	0.25%	74.16%	39.94%	63.29%
James C. France (4)	15,762	15,352,721	15,368,483	0.06%	53.79%	28.92%	45.89%
William C. France (5)	17,137	15,340,501	15,357,638	0.07%	53.75%	28.90%	45.86%
Roger S. Penske (6)	4,587,760	0	4,587,760	18.65%	0.00%	8.63%	2.74%
Penske Corp. (7)	4,552,621	0	4,552,621	18.50%	0.00%	8.57%	2.72%
Penske Performance, Inc. (8)	4,552,621	0	4,552,621	18.50%	0.00%	8.57%	2.72%
Lesa D. Kennedy (9)	19,356	621,903	641,259	0.08%	2.18%	1.21%	1.87%
Brian Z. France (10)	3,796	483,046	486,842	0.02%	1.69%	0.92%	1.45%
Raymond K. Mason (11)	1,042	196,740	197,782	0.00%	0.69%	0.37%	0.59%
H. Lee Combs	11,746	39,697	51,443	0.05%	0.14%	0.10%	0.13%
Thomas W. Staed (12)	4,992	45,000	49,992	0.02%	0.16%	0.09%	0.14%
Robert R. Dyson (13)	19,500	29,500	49,000	0.08%	0.10%	0.09%	0.10%
Chapman J. Root, II	5,042	12,000	17,042	0.02%	0.04%	0.03%	0.04%
J. Hyatt Brown (14)	2,400	9,000	11,400	0.01%	0.03%	0.02%	0.03%
Lloyd E. Reuss	9,000	0	9,000	0.04%	0.00%	0.02%	0.01%
Gregory W. Penske (15)	8,728	0	8,728	0.04%	0.00%	0.02%	0.01%
Walter P. Czarnecki	8,230	0	8,230	0.03%	0.00%	0.02%	0.00%
John R. Cooper	6,042	1,500	7,542	0.02%	0.01%	0.01%	0.01%
Christy F. Harris (16)	5,600	150	5,750	0.02%	0.00%	0.01%	0.00%
Edward H. Rensi	0	1,500	1,500	0.00%	0.01%	0.00%	0.00%
All directors, nominees and
executive officers as a
group (24 persons)(17)	4,771,336	20,715,685	25,487,021	19.39%	72.58%	47.96%	64.76%

(1)     Unless otherwise indicated the address of each of the beneficial owners identified is c/o the Company, 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

(2)     Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(3)     The France Family Group consists of William C. France, James C. France, members of their families and entities controlled by the natural person members of the group.  Amounts shown reflect the non-duplicative aggregate of 58,270 Class A and 20,322,140 Class B shares indicated in the table as beneficially owned by James C. France, William C. France, Lesa D. Kennedy and Brian Z. France, as well as 4,031 Class A shares and 842,691 Class B shares held beneficially by the adult children of James C. France. See footnotes (4), (5), (9) and (10).

(4)     Includes (i) 1,500 Class A shares held of record and 304,725 Class B shares held beneficially by Sharon M. France, his spouse, (ii) 9,115,125 Class B shares held of record by Western Opportunity Limited Partnership ("Western Opportunity"), (iii) 4,052,369 Class B shares held of record by Carl Investment Limited Partnership ("Carl"), and (iv) 1,880,502 Class B shares held of record by White River Investment Limited Partnership ("White River"). James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity, (y) Quaternary Investment Company, the general partner of Carl, and (z) Secondary Investment Company, one of the two general partners of White River. Also see footnote (5). Does not include shares held beneficially by the adult children of James C. France.

(5)     Includes (i) 2,642 Class A shares held jointly with Betty Jane France, his spouse, (ii) 9,115,125 Class B shares held of record by Western Opportunity, (iii) 4,344,874 Class B shares held of record by Polk City Limited Partnership ("Polk City"), and (iv) 1,880,502 Class B shares held of record by White River. William C. France is the sole shareholder and director of each of (x) Sierra Central Corp., one of the two general partners of Western Opportunity,  (y) Boone County Corporation, the general partner of Polk City, and (z) Cen Rock Corp., one of the two general partners of White River. Also see footnote (4). Does not include the shares shown in the table as beneficially owned by Lesa D. Kennedy and Brian Z. France, adult children of William C. France.

(6)     This owner=s address is 13400 West Outer Drive, Detroit, MI 48239-4001. Includes the Class A shares shown in the table as beneficially owned by Penske Corp. and Penske Performance, Inc.

(7)      This owner=s address is 13400 West Outer Drive, Detroit, MI 48239-4001. Shares shown are also beneficially owned by Roger S. Penske and Penske Performance, Inc.

(8)      This owner=s address is 1100 North Market Street, Suite 780, Wilmington, DE 19801.  Shares shown are also beneficially owned by Roger S. Penske and Penske Corp.

(9)     Includes (i) 2,542 Class A shares held of record by Ms. Kennedy’s spouse as custodian for their minor son, Benjamin, (ii) 1,500 Class A shares held jointly with her spouse, (iii) 1,936 Class A shares and 343,950 Class B shares held of record by BBL Limited Partnership and (iv) 238,548 Class B shares held of record by Western Opportunity.  Mrs. Kennedy is the sole shareholder and a director of BBL Company, the sole general partner of BBL Limited Partnership.

(10)  Includes 244,498 Class B shares held of record by Zack Limited Partnership and 238,548 Class B shares held of record by Western Opportunity.  Mr. France is the sole shareholder and director of Zack Company, the sole general partner of Zack Limited Partnership.

(11)  Includes 75 Class B shares owned by The Raymond K. Mason, III Trust, as to which Mr. Mason disclaims beneficial ownership.

(12)  Owned jointly with Barbara Staed, his spouse.

(13)  Includes 5,000 Class A shares held in the Robert R. Dyson 1987 Family Trust and 9,500 Class A Shares held as Trustee of the Charles H. Dyson Trust No. 2, U/A dated 4/15/76.

(14)  Held of record as joint tenants with Cynthia R. Brown, his spouse.

(15)  Includes 1,563 Class A shares held by Patricia Durham Penske (his spouse) Trust.

(16)  Includes 500 Class A shares held by M. Dale Harris, his spouse, and 1,500 Class A shares held by Mr. Harris as trustee of a Profit Sharing Plan and Trust.

(17)  See footnotes (4) through (16).

            DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

As of the Record Date our executive officers and directors were as follows:

Name	Age	Position With ISC

William C. France	68	Chairman of the Board, Chief Executive Officer and Director
Roger S. Penske	64	Vice Chairman and Director
James C. France	57	President, Chief Operating Officer and Director
Lesa D. Kennedy	40	Executive Vice President and Director
H. Lee Combs	48	Senior Vice President – Corporate Development and Director
John R. Saunders	45	Senior Vice President – Operations
Susan G. Schandel	38	Vice President – Administrative Services, Chief Financial Officer and Treasurer
W. Garrett Crotty	38	Vice President, Secretary and General Counsel
John E. Graham, Jr.	53	Vice President
W. Grant Lynch, Jr.	48	Vice President
Leslie A. Richter	71	Vice President – Special Projects
Paul D. H. Phipps	55	Vice President – Sales and Marketing
J. Hyatt Brown	64	Director
John R. Cooper	69	Director
Walter P. Czarnecki	58	Director
Robert R. Dyson	55	Director
Brian Z. France	39	Director
Christy F. Harris	56	Director
Raymond K. Mason, Jr.	46	Director
Gregory W. Penske	39	Director
Edward H. Rensi	57	Director
Lloyd E. Reuss	65	Director
Chapman Root, II	52	Director
Thomas W. Staed	70	Director

Our Board of Directors is divided into three classes, with regular three year staggered terms.  Messrs. James C. France, Cooper, Brian Z. France, Mason, Roger S. Penske and Reuss hold office until the annual meeting of shareholders to be held in 2002.  Ms. Kennedy and Messrs. Brown, Czarnecki, Dyson, Rensi and Staed hold office until the annual meeting of shareholders to be held in 2003.  Messrs. William C. France, Combs, Harris, Gregory W.  Penske and Root hold office until the annual meeting of shareholders to be held in 2004.

Pursuant to the merger agreement for the acquisition of Penske Motorsports we were obligated to place three individuals designated by Penske Performance, Inc., on our Board of Directors and to include such designees as nominees recommended by our Board of Directors at future elections of directors by shareholders.  As a result of the recent sale by Penske Performance of 2,875,000 shares of class A common stock, its holdings have fallen to less than 5%, but not less than 2%, of the aggregate shares of our outstanding class A and class B common stock, and we are obligated to include as a nominee for our Board of Directors only one individual designated by Penske Performance.  If the holdings of Penske Performance fall to less than 2% of the aggregate shares of our outstanding class A and class B common stock, we would no longer be obligated to include any individuals designated by Penske Performance as nominees for our Board of Directors.  Messrs. Roger S. Penske, Gregory W. Penske and Walter P. Czarnecki are presently the designees of Penske Performance, Inc. serving on our Board of Directors.

For the election of directors at the Annual Meeting of Shareholders in April 2002, the Board has approved the nomination of Messrs. James C. France, Cooper, Brian Z. France, Mason, Roger S. Penske and Reuss as directors to serve for a three year term and hold office until the annual meeting of shareholders to be held in 2005.

William C. France and James C. France are brothers.  Lesa D.  Kennedy and Brian Z. France are the children of William C. France.  Gregory W. Penske is the son of Roger S. Penske.  There are no other family relationships among our executive officers and directors.

Mr. William C. France, a director since 1958, has served as our Chairman of the Board since 1987 and as Chief Executive Officer since 1981.

Mr. Roger S. Penske has served as a director and Vice Chairman since July 1999.  Mr. Penske was Chairman of the Board of Penske Motorsports from March 1996 until its acquisition by us in 1999.   Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation.  Penske Corporation is a privately-owned diversified transportation services company which (among other things) holds, through its subsidiaries, interests in a number of businesses, including ISC.  Mr. Penske is Chairman of the Board of United Auto Group, Inc., and Penske Truck Leasing Corporation.  Mr. Penske also a member of the Boards of Directors of General Electric Company, The Home Depot, Inc., and Delphi Automotive Systems, Inc.  Mr. Penske is also a founder of Penske Racing, Inc. and Penske Racing South, Inc.

Mr. James C. France, a director since 1970, has served as our President and Chief Operating Officer since 1987.

Ms. Lesa D. Kennedy, a director since 1984, was appointed Executive Vice President of ISC in January 1996.  Ms. Kennedy served as our Secretary from 1987 until January 1996 and served as our Treasurer from 1989 until January 1996.

Mr. H. Lee Combs, a director since 1987, was appointed Senior Vice President-Corporate Development in July 1999.  He served as Senior Vice President-Operations since January 1996 until that date.  Mr. Combs served as a Vice President and our Chief Financial Officer from 1987 until January 1996.

Mr. John R. Saunders has served as Senior Vice President-Operations since July 1999.  He had served as a Vice President since 1997 and was President of Watkins Glen International from 1983 until 1997.

Ms. Susan G. Schandel became a Vice President in July 1999 and since January 1996 has continued to serve as our Treasurer and Chief Financial Officer.

Mr. W. Garrett Crotty became a Vice President in July 1999 and since 1996 has served as Secretary and General Counsel.

Mr. John E. Graham, Jr., has served as a Vice President and as President of Daytona International Speedway since November 1994.

Mr. W. Grant Lynch, Jr. has served as a Vice President and as President of Talladega Superspeedway since November 1993.  He has also served as President of Kansas Speedway since its inception in 1997.

Mr. Leslie A. Richter has served as a Vice President since February 2000.  Mr. Richter has served as the Executive Vice President of the California Speedway since November 1994.

Mr. Paul D.H. Phipps has served as Vice President – Sales and Marketing since February 2001.  Mr. Phipps was  Executive Vice President of Major League Soccer for more than five years prior to that.

Mr. J. Hyatt Brown, a director since 1987, serves as the President and Chief Executive Officer of Brown & Brown, Inc. and has been in the insurance business since 1959.  Mr. Brown also serves as a director of Rock Tenn Co., SunTrust, Inc., SCPIE, Inc., BellSouth Corporation, and FPL Group, Inc.

Mr. John R. Cooper, a director since 1987, served as our Vice President - Corporate Development from December 1987 until July 1994.  Beginning January 1996 Mr. Cooper rejoined our staff.

Mr. Walter P. Czarnecki has been a director since July 1999.  Mr. Czarnecki had served as Vice Chairman of the Board of Penske Motorsports since January 1996, and, prior thereto, served as Penske Motorsports’ President.  Mr. Czarnecki had also served as a senior executive of the Penske Speedway Group since 1979.  Mr. Czarnecki is the Executive Vice President of Penske Corporation, has been a member of the Board of Directors of Penske Corporation since 1979 and serves as a director of Penske Truck Leasing Corporation, which is the general partner of Penske Truck Leasing Co., L.P.

Mr. Robert R. Dyson, a director since January 1997, has served as Chairman and Chief Executive Officer of the Dyson-Kissner-Moran Corporation since November 1992.

Mr. Brian Z. France, a director since 1994, has served as NASCAR’s Executive Vice President since 2000.  Previously, he served as NASCAR’s Senior Vice President since 1999.  He had served as NASCAR’s Vice President of Marketing and Corporate Communications since December 1992. He has served as our Manager--Group Projects since February 1994.

Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law for more than twenty years and currently practices with Peterson & Myers, P.A.

Mr. Raymond K. Mason, Jr., a director since 1981, had served as Chairman and President of American Banks of Florida, Inc., Jacksonville, Florida, from 1978 until its sale in 1998.  From 1998 to the present, Mr. Mason has served as President of  Center Bank of Jacksonville, N.A. (until August 2001, this entity was known as RCK, Inc.).

Mr. Gregory W. Penske, a director since July 1999, had served as our Senior Vice President-Western Operations from July 1999 until January 2002 when having successfully completed his pivotal transition role in our integration plan established at the time we acquired Penske Motorsports, he terminated his executive officer status in order to devote greater attention to his Penske Automotive Group activities. Mr. Penske had been a director of Penske Motorsports since its formation and President and Chief Executive Officer since July 1, 1997.  Prior to July 1, 1997, Mr. Penske served as an Executive Vice President of Penske Motorsports since February 1996.  In addition, Mr. Penske served as President of the California Speedway from January 1997 to January 1999.  Mr. Penske is also the President of Penske Automotive Group, Inc., and has served in that position since December 1993.  From July 1992 to the present, Mr. Penske served as the President of D. Longo, Inc., which is a subsidiary of Penske Automotive Group, Inc.  Mr. Penske is also a member of the board of directors of Alltel Corp.

Mr. Edward H. Rensi, a director since January 1997, is Chairman & CEO of Team Rensi Motorsports.  Mr. Rensi was an executive consultant with McDonald’s Corporation from 1997 to 1998.  He served as President and Chief Executive Officer of McDonald’s USA from 1991 until his retirement in 1997.  He is also a director of Snap-On Tools.

Mr. Lloyd E. Reuss, a director since January 1996, served as President of General Motors Corporation from 1990 until his retirement in January 1993.  Mr. Reuss also serves as a director of Handleman Co., Detroit Mortgage and Realty, Co. and United States Sugar Company.

Mr. Chapman J. Root, II, a director since 1992, is a director of the Root Company, a private investment company, which he had served as Chairman since 1989. Mr. Root also serves as a director of First Financial Corp. and Terre Haute First National Bank.

Mr. Thomas W. Staed, a director since 1987, is Chairman of Staed Family Associates, Ltd., and had served as President of Oceans Eleven Resorts, Inc., a hotel/motel business, from 1968 to 1999.

Certain Relationships and Related Transactions

NASCAR, which sanctions most of our major racing events, is controlled by William C. France and James C. France.  Standard NASCAR sanction agreements require racetrack operators to pay various monies to NASCAR for each sanction event conducted.  Included are sanction fees and prize and point fund monies. The prize and point fund monies are distributed by NASCAR to participants in the events. The aggregate NASCAR sanction fees and prize and point fund monies paid by us with respect to fiscal 1999, 2000 and 2001 were $45.6 million, $71.3 million, and $87.9 million, respectively.

In addition, NASCAR and ISC share a variety of expenses in the ordinary course of business. NASCAR pays rent to us for office space in our corporate office complex in Daytona Beach, Florida, and we pay rent to NASCAR for office space in Charlotte, North Carolina and New York, New York.  These rents are based upon estimated fair market lease rates for comparable facilities. NASCAR also reimburses us for 50% of the compensation paid to personnel working in our legal and risk management departments, as well as 50% of the compensation expense associated with receptionists.  Our payments to NASCAR for MRN Radio’s broadcast rights to NASCAR Craftsman Truck races represents an agreed-upon percentage of our advertising revenues attributable to such race broadcasts. NASCAR’s reimbursement for use of our telephone system, mailroom and janitorial, catering, transportation, graphic arts, photo and publishing services, and our reimbursement of NASCAR for use of corporate aircraft, is based on actual usage or an allocation of total actual usage. The aggregate amount paid by us to NASCAR for shared expenses, net of the amounts received from NASCAR for shared expenses, totaled approximately $356,000 during fiscal 1999. The aggregate amount received from NASCAR by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $281,000 and $239,000 during fiscal 2000 and 2001, respectively.  We strive to ensure, and management believes that, the terms of our transactions with NASCAR are no less favorable to us than could be obtained in arms’-length negotiations.

J. Hyatt Brown, one of our directors, serves as President and Chief Executive Officer of Brown & Brown, Inc. (“Brown”).  Brown has received commissions for serving as the insurance broker for several of our insurance policies, including our property and casualty policy, certain employee benefit programs and the split-dollar arrangements established for the benefit of William C. France, James C. France and their respective spouses. The aggregate commissions received by Brown in connection with our policies were approximately $185,000, $435,000, and $549,000 during fiscal 1999, 2000 and 2001, respectively.

Walter P. Czarnecki, one of our directors, owns Raceway Services, which purchases tickets to events at many of our facilities.  The price paid by Raceway Services for the tickets it purchases are established on the same basis as the price paid by other purchasers of tickets to the same events without regard to Mr. Czarnecki’s status as a director.  The amounts paid for tickets by Raceway Services were approximately $141,000 and $95,000 in fiscal 2000 and 2001, respectively.

All of the above transactions, payments and exchanges are considered normal in the ordinary course of business. Transactions, payments and exchanges similar to all of the above are planned during our current fiscal year.

On May 5, 1999, Motorsports Alliance (which is 50% owned by us) and the former owners of Route 66 Raceway, LLC formed Raceway Associates, which is owned 75% by Motorsports Alliance and 25% by the former owners of Route 66 Raceway, LLC.  As a result of this transaction, Raceway Associates now owns Route 66 Raceway, LLC and the Route 66 Raceway motorsports complex, as well as Chicagoland Speedway.  Edward H. Rensi, one of our directors, was one of the former owners of Route 66 Raceway, LLC.  Mr. Rensi owned approximately 5.13% of Route 66 Raceway, LLC and as a result of the transaction now owns approximately 1.28% of Raceway Associates.

Pursuant to the merger agreement for the acquisition of Penske Motorsports we were obligated to place three individuals designated by Penske Performance, Inc. on our board of directors and to include such designees as nominees recommended by our Board of Directors at future elections of directors by shareholders.  Now that the holdings of Penske Performance have fallen to less than 5%, but not less than 2%, of the aggregate shares of our outstanding class A and class B common stock, we are obligated to include as a nominee for our Board of Directors only one individual designated by Penske Performance.  If the holdings of Penske Performance fall to less than 2% of the aggregate shares of our outstanding class A and class B common stock, we would no longer be obligated to include any individuals designated by Penske Performance as nominees for our Board of Directors.  Messrs. Roger S. Penske, Gregory W. Penske and Walter P. Czarnecki are currently the designees of Penske Performance, Inc. serving on our Board of Directors.  Penske Performance is wholly-owned by Penske Corporation, which beneficially owns more than 3% of our outstanding stock.  Messrs. Penske, Penske and Czarnecki are also officers and directors of Penske Performance and other Penske Corporation affiliates.  Roger S. Penske beneficially owns a majority of the voting stock of and controls Penske Corporation and its affiliates.

During fiscal 1999 subsequent to the acquisition, Penske Corporation provided us with certain executive and legal services at a cost of approximately $313,000.  During fiscal 2000 and 2001, Penske Corporation provided us with certain executive and legal services at a cost of approximately $662,000 paid in cash and $496,000, paid in both cash and stock respectively.  Also, we rented Penske Corporation and its affiliates certain facilities for a driving school, sold admissions to our events, hospitality suite occupancy and related services, merchandise, apparel and racing tires and accessories to Penske Corporation, its affiliates and other related companies.  In fiscal 1999 subsequent to the Penske Motorsports acquisition, Penske Corporation, its affiliates and other related companies paid approximately $759,000 for the aforementioned goods and services.  In fiscal 2000 and 2001, Penske Corporation, its affiliates and other related companies paid approximately $3.6 million and $2.6 million, respectively, for the aforementioned goods and services.  We have outstanding receivables and payables/accrued expenses related to Penske Corporation and its affiliates of approximately $295,000 and $186,000, respectively, at November 30, 2000 and $389,000 and $30,000 respectively, at November 30, 2001.

We sold our ownership in our Competition Tire subsidiaries to Competition Tire, LLC on November 15, 2000.  The ownership of Competition Tire, LLC includes Competition Tire East, Inc. (an unrelated entity), Penske Performance Holdings Corp. (a wholly-owned subsidiary of Penske Corporation) and certain former members of management of our Competition Tire subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended November 30, 2001, Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended November 30, 2001, and written representations furnished to us, Mrs. Kennedy failed to file on a timely basis one report concerning a change in the nature of her beneficial ownership for certain indirect holdings.  There is no other person who, at any time during the fiscal year, was a director, officer, or beneficial owner of more than ten percent of any class of our securities that failed to file on a timely basis reports required by section 16(a) of the Exchange Act during the fiscal year ended November 30, 2001.

Director Meetings and Committees

Our Board of Directors met five times during fiscal 2001.  Our Board of Directors has an Audit Committee, a Compensation Committee and a Growth Strategy Committee.

The functions of the Audit Committee (which presently consists of Messrs. Brown, Dyson and Mason) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing our consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Audit Committee.  All of the members of the Audit Committee are “independent” (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards). The Audit Committee met five times during fiscal 2001.

The functions of the Compensation Committee (which presently consists of Messrs. Rensi, Reuss, Root and Staed) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Compensation Committee met four times during fiscal 2001.

The function of the Growth Strategy Committee (which presently consists of all non-employee directors) is to monitor implementation of our announced growth strategies and advise us regarding such implementation.  The Growth Strategy Committee (and/or various sub-committees) met two times during fiscal 2001.

During the last full fiscal year no director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors and (2) the total number of meetings held by all committees of the board on which they served.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  In addition, during fiscal 2001 the Committee oversaw management’s plan for the establishment of an internal audit function in fiscal 2002.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.  In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit.  The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  The Committee held five meetings during fiscal year 2001.

In reliance on the reviews and discussions referred to above, the Committee approved (and subsequently the Board approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended November 30, 2001 for filing with the Securities and Exchange Commission.  The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

J. Hyatt Brown, Chairman Raymond K. Mason, Jr. Robert R. Dyson

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

During the fiscal year ended November 30, 2001 we paid each non-employee director for their service as a director with (i) a $10,000 annual retainer which each non-employee director can elect to receive in either cash or options to acquire Class A common stock; (ii) an annual grant of options worth $20,000 to acquire Class A common stock; and (iii) a $1,500 fee for each meeting of the Board of Directors attended; and (iv) a $750 fee for each Board committee meeting attended.  Options are issued pursuant to the 1996 Long-Term Stock Incentive Plan, and valued using the Black-Scholes method.  The value of the aggregate retainers and fees paid to non-employee directors in cash or options with respect to fiscal 2001 services totaled approximately $402,750.  We also reimburse directors for all expenses incurred in connection with their activities as directors.

Committee Report on Executive Officer Compensation

International Speedway Corporation's Executive Officer Compensation is overseen by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors.

PHILOSOPHY AND POLICIES.   Executive Officer Compensation is structured and administered to offer competitive compensation based on the Executive Officer's contribution and personal performance in support of International Speedway Corporation's strategic plan and business mission.

The corporate compensation plan, including salary ranges and bonus structure, is reviewed and reevaluated every year.  As part of the overall compensation plan International Speedway Corporation's Executive Officers are grouped in structured pay grades based upon job responsibility and description.  Each grade has an established range for annual salary.  The salary ranges for each grade have been evaluated and adjusted annually by the Compensation Committee based upon changes in market conditions and International Speedway Corporation’s performance factors.

CORPORATE PERFORMANCE MEASURES USED TO DETERMINE EXECUTIVE OFFICER COMPENSATION.

Based on International Speedway Corporation’s performance (determined subjectively by the Committee in accordance with the sound business judgment of its members after consideration of earnings per share, revenue growth and established salary ranges), the Committee established a total pool of dollars which was used to provide for increases in annual salary compensation to all employees including the Executive Officers other than the Chairman/CEO and President/COO.  The Compensation Committee recommended a proposed salary for the Chairman/CEO and President/COO to the entire Board of Directors (other than the Chairman/CEO and President/COO), which approved the salaries as recommended.

SALARY COMPENSATION.

All other Executive Officers' annual salaries were set by the Chairman/CEO and President/COO who were given the authority to set all salaries other than their own so long as (1) the total pool of available dollars allocated for annual salary compensation for Executive Officers was not exceeded and (2) provided each Executive Officer's annual salary was within the established range for the salary grade.  In setting Executive Officer salaries the Chairman/CEO and President/COO considered (1) International Speedway Corporation’s performance as measured against management goals approved by the Board of Directors, (2) personal performance in support of International Speedway Corporation’s goals as measured by annual evaluation criteria, and (3) intangible factors and criteria such as payments by competitors for similar positions although no particular weighting of the factors or formula was used.

In recommending the annual salaries of the Chairman/CEO and President/COO, the Committee considered similar criteria as well as the Committee members' assessment of International Speedway Corporation's financial size and condition.

INCENTIVE COMPENSATION.

International Speedway Corporation has an Annual Incentive Compensation Plan for Management in which the Executive Officers participate.  As a result Executive Officer Compensation is significantly at risk.  Planned incentive compensation for Executive Officers can be as high as 55% of total annual compensation.

Each Executive Officer is assigned a target bonus opportunity based on corporate and personal goals for the year.  The actual bonus for each Executive Officer will range from 0% to more than 150% of the target depending upon results of corporate and personal performance during the year.  The current corporate financial measurements are earnings per share, revenue growth and operating margin.  These may vary from year to year as established by the Compensation Committee.  Personal performance factors are based on individual (functional) objectives and are tailored for each Executive Officer.  A portion of each Executive Officer's incentive award will be based upon the Chairman/CEO and President/COO's discretionary judgment of the individual's overall performance during the plan year.

The incentive compensation for the Chairman/CEO and President/COO is, again, proposed by the Compensation Committee and presented to the full Board of Directors for ratification.  Both the Chairman/CEO and President/COO elected not to take incentive compensation for fiscal year 2000 performance.  Motivation for this act was solely personal and not required for corporate financial performance purposes.  The Compensation Committee and the full Board of Directors acceded to their request for fiscal year 2000.

LONG TERM INCENTIVE PLAN COMPENSATION

1994 LONG-TERM INCENTIVE PLAN.  .  The "International Speedway Corporation 1994 Long‑Term Incentive Plan" (the "1994 Plan") was recommended by the Compensation Committee of the Board of Directors, unanimously approved by all outside directors and ratified by the entire Board of Directors on November 17, 1993.  It was approved by the written consent of the holders of a majority of the outstanding shares of International Speedway Corporation on the same date.  The 1994 Plan set aside restricted stock in the amount of 50,000 old pre 15‑1 split shares of common stock for its implementation, which were converted, on the 15‑1 basis, into 750,000 shares of class B common stock.  Awards of restricted shares of stock were assigned to officers and key employees who were capable of having a significant impact on the performance of International Speedway Corporation.  Awards were granted based upon International Speedway Corporation’s performance in fiscal years 1994, 1995 and 1996. The ability to issue additional shares under the 1994 Plan expired after the grants based on fiscal 1996 results. The restricted shares were granted to participants each year based upon International Speedway Corporation's performance as measured against annual financial goals established in advance by the Board of Directors.

The shares which were granted under the 1994 Plan were initially restricted and did not immediately vest to the participant, but, instead carried a continued employment restriction of 3 years on 50% of the grant and 5 years on the other 50% of the grant.  As of January 1, 2002 no shares granted under the 1994 Plan remain unvested.  International Speedway Corporation has the right of first refusal to buy any stock issued (and vested) under the 1994 Plan which any participant wishes to sell.

1996 LONG-TERM STOCK INCENTIVE PLAN.    International Speedway Corporation's 1996 Long‑Term Stock Incentive Plan (the "1996 Plan") was adopted by the Board of Directors in September 1996. It was approved by the written consent of the holders of a majority of the outstanding shares of International Speedway Corporation in November 1996.

The 1996 Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants capable of contributing to International Speedway Corporation's performance. The 1996 Plan reserved an aggregate of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of class A common stock for grants under the 1996 Plan. Incentive Stock Options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1996, as amended.

The Board of Directors has designated the Compensation Committee (the "Committee") to administer the 1996 Plan. Awards under the 1996 Plan will contain such terms and conditions consistent with the 1996 Plan as the Committee in its discretion approves.

The Committee has discretion to administer the 1996 Plan in the manner that it determines, from time to time, is in the best interest of International Speedway Corporation. For example, the Committee will fix the terms of stock options, SARs and restricted stock grants and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may also be granted subject to conditions relating to continued employment and restrictions on transfer. In addition, the Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of International Speedway Corporation. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the 1996 Plan. In addition, all questions of interpretation of the 1996 Plan will be determined by the Committee.

Awards of restricted shares of class A common stock were made under the 1996 Plan on April 1 in 1998, 1999, 2000 and 2001, based upon fiscal 1997, 1998, 1999 and 2000 results.  The amount of these April 1 awards was based upon International Speedway Corporation's performance as measured against annual financial goals established in advance by the Board of Directors. These April 1 awards of restricted shares of class A common stock are initially restricted and will not immediately vest to the participant, but instead most carry a continued employment restriction of 3 years on 50% of the grant and 5 years on the other 50% of the grant.  If employment ends prior to the expiration of the vesting period for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the unvested and unearned restricted shares may be allowed to vest.  Termination of employment for any other reason will result in forfeiture of all unvested and unearned shares.  Awards of restricted shares of class A common stock under the 1996 Plan are to be made April 1, 2002, based upon fiscal 2001 results and will carry restrictions equivalent to those imposed on the awards made on April 1 in 1998 - 2001.

Additionally, awards of restricted shares of class A common stock were made under the 1996 Plan on April 16, 2001. These April 16 awards were made based upon individual compensation considerations unique to the officers receiving the awards.  The April 16 awards of restricted shares of class A common stock were initially restricted for a period of six months and vested on October 16, 2001.  Similar awards are not planned for fiscal 2002.

Prior to vesting the participant may vote the shares and receive dividends on the restricted shares as granted.  Prior to vesting the certificates for the restricted shares will be held in escrow by International Speedway Corporation. After vesting the certificates for the restricted shares will be delivered to the participant.  International Speedway Corporation has the right of first refusal to buy any stock issued (and vested) under the 1996 Plan that any participant wishes to sell.

Commencing with the April 2000 annual meeting, a portion of each non-employee director’s compensation became awards of options to acquire class A common stock under the 1996 Plan (see “Director Compensation” and Note 11 to the Consolidated Financial Statements).  The non-employee director options are issued on the date of the annual shareholder meeting each year, were and are valued using the Black-Scholes method, have an exercise price equal to the market price of the class A common stock on the date of the grant, are first exercisable one year after the date of the grant, and expire on the tenth anniversary of the date of the grant.  Additional options to acquire class A common stock under the 1996 Plan are to be awarded to non-employee directors on the date of the 2002 annual meeting.

On April 1, 2001 24 selected non-officer managers of International Speedway Corporation were each granted an option to purchase 1,000 shares of class A common stock at an exercise price equal to the market price of the class A common stock on the date of the grant.  These options become exercisable over a two and one-half year period and expire on the tenth anniversary of the date of the grant.  If employment ends prior to the exercise of the options for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the then exercisable options may be exercised within certain time limits.  Termination of employment for any other reason will result in forfeiture of all unexercised options.  Similar awards are not planned for fiscal 2002.

COLLATERAL ASSIGNMENT SPLIT-DOLLAR INSURANCE

In October 1995, based upon evaluation and recommendation of the Compensation Committee, International Speedway Corporation entered into collateral assignment split‑dollar insurance agreements covering the lives of the Chairman/CEO, the President/COO and their respective spouses.  Pursuant to the agreements, International Speedway Corporation will advance annual premiums of approximately $1,205,000 each year for a period of eight years.  Upon surrender of the policies or payment of the death benefits thereunder, International Speedway Corporation is entitled to the repayment of an amount equal to the cumulative premiums it has paid.  Although Securities and Exchange Commission (SEC) rules require disclosure of the entire premium advanced in the Summary Compensation Table, the Compensation Committee determined the compensation aspect of the plan was actually less than the total premium because of the repayment requirement and represented reasonable and appropriate compensation to the covered executives, when considered in light of their total compensation package.

CHAIRMAN/CEO COMPENSATION BASES. The Compensation Committee determined a 4.5% increase in Chairman/CEO compensation was appropriate in light of the continued growth in earnings per share in 2000.

Thomas W. Staed Chapman J. Root, II Lloyd E. Reuss Edward H. Rensi

Executive Compensation

The following table sets forth the total compensation we paid for services rendered during the last three fiscal years to our Chief Executive Officer and our four other most highly compensated executive officers during fiscal 2001 (collectively the "Named Officers").

	Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus (3)	Restricted Stock Awards (1)	All Other Compensation (2)

William C. France	2001	$466,308	$230,244	$218,706	$772,111
Chairman and Chief	2000	$445,109	$ 0	$386,214	$761,017
Executive Officer	1999	$423,485	$393,083	$ 0	$768,920

James C. France	2001	$421,924	$170,490	$157,997	$474,144
President and Chief	2000	$402,837	$ 0	$278,942	$470,290
Operating Officer	1999	$383,025	$316,909	$ 0	$472,183

Lesa D. Kennedy	2001	$288,206	$118,627	$129,459	$ 11,935
Executive Vice	2000	$270,826	$ 27,747	$175,536	$ 11,533
President	1999	$232,940	$197,634	$174,972	$ 11,122

Gregory W. Penske	2001	$311,575	$196,374	$ 0	$ 0
Senior Vice President -	2000	$438,900	$125,613	$ 0	$ 0
Western Operations	1999	$146,774	$ 97,650	$ 0	$ 0

H. Lee Combs	2001	$259,323	$ 81,424	$ 80,722	$ 15,935
Senior Vice President -	2000	$240,967	$ 64,974	$142,550	$ 14,279
Corporate Development	1999	$227,967	$179,727	$174,972	$ 14,377

(1) Reflects the aggregate market value of shares awarded under our 1996 Long‑Term Stock Incentive Plan (calculated as of the date of the award).  The indicated awards were made in April with respect to services rendered in the prior fiscal year. See Note 12 of Notes to our Consolidated Financial Statements.

(2) The compensation reported in this column consists of (i) payments for insurance, including premium payments and related expense for split‑dollar and other life insurance, accidental death and dismemberment insurance, group health insurance, and long and short term disability insurance, (ii) medical expense reimbursements, and (iii) contributions to our 401(k) plan. The amounts applicable to each Named Officer for each category for fiscal 2001 are as follows:  William C. France ($768,111, $4,000 and $0, respectively); James C. France ($464,907, $2,437 and $6,800, respectively); Lesa D. Kennedy ($5,135, $0 and $6,800, respectively); Gregory W. Penske ($0, $0 and $0, respectively); and H. Lee Combs ($5,135, $4,000 and $6,800, respectively). Pursuant to the split‑dollar life insurance arrangements, the premiums will be repaid to us in future periods. See Note 10 of Notes to the Consolidated Financial Statements.

(3) Both the Chairman/CEO and President/COO elected not to take incentive compensation for fiscal year 2000 performance.  Motivation for this act was solely personal and not required for corporate financial performance purposes.  The Compensation Committee and the full Board of Directors acceded to their request for fiscal year 2000.

Performance Graph

The rules of the Securities and Exchange Commission ("SEC") require us to provide a line graph covering at least the last five fiscal years and comparing the yearly percentage change in our total shareholder return on a class of our common stock with the cumulative total return of a broad equity index, assuming reinvestment of dividends, and the cumulative total return, assuming reinvestment of dividends, of a published industry or line‑of‑business index; peer issuers selected in good faith; or issuers with similar market capitalization.  The graph below compares the cumulative total five year return of our class A common stock with that of the NASDAQ Stock Market Index (U.S. Companies) and with the 40 NASDAQ issues (U.S. companies) listed in SIC codes 7900‑7999, which encompasses service businesses in the amusement, sports and recreation industry, which includes indoor operations that are not subject to the impact of weather on operations, and pari‑mutual and other wagering operations. We conduct large outdoor sporting and entertainment events that are subject to the impact of weather, and we are not involved in pari‑mutual or other wagering. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available.  Because of the unique nature of our business and the fact that public information is available concerning only a limited number of companies involved in the same line of business, and no public information is available concerning other companies in our line of business, we do not believe that the information presented below is meaningful.

Comparison of Five-Year Cumulative Return Among
International Speedway Corp., NASDAQ SIC 7900 Index and NASDAQ Stock Market Index

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors intends to appoint Ernst & Young LLP, independent certified public accountants, as auditors for the fiscal year ending November 30, 2002.  Ernst & Young LLP, and its predecessors have served as our auditors since 1966.  Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.  For the year ended November 30, 2001, we paid Ernst & Young, LLP approximately $186,350 for the annual audit, $28,730 for audit related services and $330,010 for tax and all other services.  There were no fees billed by Ernst & Young, LLP for consulting services, in connection with financial information systems design and implementation or for internal audit services during the fiscal year ended November 30, 2001.

VOTING PROCEDURE

With respect to the election of directors, the person receiving a plurality of the votes cast by shares entitled to vote for the position being filled shall be elected.  We know of no other items to come before the meeting other than those state above.  On any other item that should come before the meeting the matter shall be decided by a majority of the votes cast by shares entitled to vote at the meeting.

In advance of the meeting we will appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof.  In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled at the meeting by the person presiding. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.

Dissenters’ Right of Appraisal

We do not anticipate that any matter will be acted upon at the meeting that would give rise to rights of appraisal or similar rights of dissenters.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, information statements and other information with the SEC.  Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.  You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.  You can also obtain information about us at the offices of the National Association of Securities Dealers, 1735 K St., N.W., Washington, D.C. 20006.

March 1, 2002	By Order of the Board of Directors W. Garrett Crotty Vice President, Secretary and General Counsel

Appendix

INTERNATIONAL SPEEDWAY CORPORATION AUDIT COMMITTEE CHARTER

Organization

This Charter governs the operations of the Audit Committee (the “Committee”) of International Speedway Corporation (the “Company”) and has been adopted by the Board of Directors (the “Board”) with an effective date of May 15, 2000.  The Committee shall review and reassess the Charter at least annually and obtain the approval of the Board for any changes.  The Committee shall be appointed by the Board and shall comprise at least three directors, each of whom are independent of management and the Company.  Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company.  All Committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the Committee), and at least one member shall have accounting or related financial management experience, such as a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

Statement of Policy

The Audit Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, and the annual independent audit of the Company's financial statements.  In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company.   In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.  Further, the Committee is empowered to establish a charter for the internal audit function.  The Director of Internal Audit shall report administratively to the Chief Financial Officer of the Company and functionally to the Committee and Board.

Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board.  Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements.  The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.  The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities.  The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•                      The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders.  The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, cause the independent auditors to be replaced.  At least annually the Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board.  Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors.

•                      The Committee shall discuss with the independent auditors the overall scope and plans for the audit including the adequacy of staffing and compensation.   Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examination.

•                      The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q.  Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.  The chair of the Committee may represent the entire Committee for the purposes of this review.

•                      The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.  Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•                      The Committee shall discuss with the internal auditors the overall scope and plans for projects and audits.  Further, the Committee shall meet separately with the internal auditors, with and without management present, to discuss the results of their projects and examinations.